Exhibit 99.1

News Release
For Immediate Release

Dr. Adrienne Graves Engaged to Explore Potential Commercial Partnership Opportunities for the TearLab Osmolarity System in Japan

SAN DIEGO, February 23, 2012 -- TearLab Corporation (Nasdaq:TEAR: TSX:TLB) ("TearLab" or the "Company") announced today that it has entered into a consulting agreement with one of its directors, Dr. Adrienne Graves, pursuant to which Dr. Graves will oversee identifying and leading discussions with potential partners for the commercialization of the TearLab Osmolarity System in Japan.

Dr. Graves has been a member of TearLab’s Board since April 2005 and, from 2002 to 2010 was President and Chief Executive Officer of Santen Inc., the U.S. subsidiary of Japan’s Santen Pharmaceutical Co., Ltd. (Tokyo Stock Exchange: 4536).  She joined Santen Inc. in 1995 as Vice President of Clinical Affairs to initiate its clinical development in the U.S.  Under her leadership, Santen's research and development team successfully developed and obtained U.S. Food and Drug Administration approval for three ophthalmic products in major therapeutic areas.  Prior to joining Santen Inc., Dr. Graves spent nine years with Alcon Laboratories, Inc. ("Alcon") beginning in 1986 as a Senior Scientist. She was named Associate Director of Alcon's Clinical Science Division in 1992 and then Alcon's Director of International Ophthalmology in 1993.

Dr. Graves is the author of over 30 research papers. She is a member of a number of professional associations, including the Association for Research in Vision and Ophthalmology, the American Academy of Ophthalmology, the American Glaucoma Society, and Women in Ophthalmology.  She also serves on the Boards of the American Academy of Ophthalmology Foundation, the Pan-American Association of Ophthalmology, the American Association for Cataract and Refractive Surgery, the Glaucoma Research Foundation and the Corporation Committee for the Brown University Medical School.  In addition, Dr. Graves co-founded Ophthalmic Women Leaders with Dr. Marguerite McDonald.

“Like in the U.S. and Europe, the Dry Eye Disease patient population in Japan is large and growing,” commented Elias Vamvakas, TearLab’s Chief Executive Officer.   “Adrienne’s extraordinary international executive experience, broad network of industry contacts and special knowledge of the Japanese ophthalmic corporate culture make her the ideal person to help us explore commercial partnership opportunities for the TearLab Osmolarity System this important market.”

About The TearLab Osmolarity System

The TearLab Osmolarity System uses a novel lab-on-a-chip approach that requires less than 50 nL (nanoliters) of tear fluid in order to measure tear osmolarity.  The TearLab Osmolarity System eliminates the challenges that previously prevented point-of-care osmolarity testing and can produce a sample-to-answer result in less than 30 seconds.

About Dry Eye Disease (DED) in Japan

DED is a common condition in which the eye does not produce enough tears to keep the surface of the eye sufficiently lubricated. It affects approximately 22 million people in Japan and 100 million people worldwide.   Recent studies have found the incidence of DED in high schools in Japan to be about 5%1, and among office workers using visual display terminals, the incidences reported were 10% of men and 20% of women2.

References

1. Uchino M, Dogru M, Uchino Y, Fukagawa K, Shimmura S, Takebayashi T, et al. Japan Ministry of Health study on prevalence of dry eye disease among Japanese high school students. Am J Ophthalmol. 2008;146(6): 925-929.e2.

2. Uchino M, Schaumberg DA, Dogru M, Uchino Y, Fukagawa K, Shimmura S, et al. Prevalence of dry eye disease among Japanese visual display terminal users. Ophthalmology. 2008;115(11):1982-1988.

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System. Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol 'TEAR' and on the Toronto Stock Exchange under the symbol 'TLB'.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company. For example, any statement regarding commercialization of the TearLab Osmolarity System in Japan is a forward-looking statement. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q. We do not undertake to update any forward-looking statements.

CONTACTS:

Investors
Stephen Kilmer
905.906.6908
skilmer@tearlab.com

Media
Leonard Zehr, Managing Director
Kilmer Lucas Inc.
(905) 690-2400 Ext. 41
len@kilmerlucas.com